================================================================================
          FORM OF AMENDED AND RESTATED STOCK COMPENSATION AGREEMENT
                        WITH CHARLES B. PEARLMAN, ESQ
================================================================================


                AMENDED AND RESTATED STOCK COMPENSATION AGREEMENT

      THIS AMENDED AND RESTATED STOCK COMPENSATION AGREEMENT is made as of the 18th day of June, 1997 by and between Workforce Systems Corp., a Florida corporation (hereinafter referred to as the "Company"), and Charles B. Pearlman, Esq. (hereinafter referred to as "Pearlman").

      WHEREAS, the Company is a publicly-held company with three operating divisions, including manufacturing, employee staffing and consumer products.

      WHEREAS, Pearlman is an attorney and affiliated with Atlas, Pearlman, Trop & Borkson, P.A., counsel to the Company.

      WHEREAS, Pearlman does not perform nor does he supervise the performance of any of the legal work for the Company undertaken by Atlas, Pearlman, Trop & Borkson, P.A., such matters being the responsibility of Joel D.
Mayersohn, Esq., a partner of the firm.

      WHEREAS, on January 2, 1997 the Company and Pearlman entered into that certain Stock Compensation Agreement ("January 1997 Agreement") whereby the Company engaged Mr. Pearlman to provide certain legal services to under during the calendar year commencing January 1, 1997 under a flat fee arrangement.

      WHEREAS, the parties wish to amend the such agreement to clarify the scope of such engagement.

      WHEREAS, this Amended and Restated Stock Compensation Agreement shall supersede in all respects the January 1997 Agreement.

      NOW, THEREFORE, in consideration of the recitals, promises and conditions in this Agreement, the parties hereto agree as follows:

      1.    RECITALS. The foregoing recitals are true and correct.

      2. ENGAGEMENT. The Company hereby engages Pearlman to provide certain legal advisory services which are unrelated to those provided by Atlas, Pearlman, Trop & Borkson, P.A. in areas related to general corporate law, as well as matters involving the due diligence of business matters related to pending or contemplated acquisition (the "Services"). Pearlman shall make himself available to the Company on a special priority basis to render the Services to the Company at the discretion of the Board of Directors upon reasonable notice.

      3. COMPENSATION. As full and complete compensation for the Services, the Company shall pay Pearlman an aggregate of 5,000 shares of the Company's common stock (the "Compensation Stock"). In connection therewith, the Company shall file a registration statement with the Securities and Exchange Commission registering the Compensation Stock under the Securities Act of 1933, as amended.

      4. EXPENSES. Pearlman shall be solely responsible for the payment on any and all expenses incurred by him in rendering the Services including, but not limited to, costs of photocopies and telephone services.

      5.    MISCELLANEOUS.

      (a) Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing or when deposited in the United States mail, first class postage prepaid, addressed to the other party at the addresses appearing in this Agreement. Either party may change its address by written notice made in accordance with this section.

      (b) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, administrators, executors, successors, subsidiaries and affiliates. This Agreement may not be assigned by Pearlman.

      (c) This Agreement shall be governed and construed in accordance with the laws of the State of Florida.

      (d) This Agreement constitutes the entire agreement between the parties. No promises, guarantees, inducements or agreements, oral or written, express or implied, have been made other than as contained in this Agreement. This Agreement can only be modified or changed in writing signed by both parties hereto.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and date first above written.


                                    Workforce Systems Corp.

                                    By:
                                       ------------------------------
                                          Ella Boutwell Chesnutt,
                                          President


                                    ---------------------------------
                                    Charles B. Pearlman, Esq.